Exhibit 17.1

Mel Elliot

January 26, 2011

Mr. Steven Koh

Chairman of the Board

Wilshire State Bank

3200 Wilshire Boulevard, 7th Floor

Los Angeles, CA 90010

Dear Chairman Koh,

It is with regret and gratitude that I tender my resignation as a member of the Board of Directors of Wilshire State Bank and as a member of Wilshire Bancorp Inc., effective January 31, 2011.

I am grateful for having had the opportunity to serve on the Boards for the last 30 years and offer my best wishes for the Bank’s success.

Sincerely,

/s/ Mel Elliot
Mel Elliot